Exhibit 4.1

DESCRIPTION OF REGISTERED SECURITIES

AB Commercial Real Estate Private Debt Fund, LLC (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Company’s limited liability company units (the “Units”).

The following description of the Units is based on the relevant provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and the limited liability company agreement of the Company (as amended and restated from time to time, the “LLC Agreement”). This summary describes the provisions deemed to be material, but is not necessarily complete, and you should refer to the Delaware LLC Act and the LLC Agreement for a more detailed description of the provisions summarized below.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

Description of Our Units

Interests in the Company are held in the form of Units. The Company issues Units to investors from time to time at the applicable price per Unit, as described in the LLC Agreement.

The Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, therefore, cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It is not contemplated that any such registration will ever be effected, or that certain exemptions provided by rules promulgated under the Securities Act (such as Rule 144) will ever be available. The LLC Agreement provides that Members may Transfer all or any portion of their Units to a transferee, provided that such Transfer satisfies certain conditions set forth in the LLC Agreement, including that such Transfer (i) will not violate applicable federal or state securities laws or regulations, whereby Investment Manager may require that the Member provide certain supporting evidence regarding the satisfaction of this condition (including a legal opinion in writing and in form and substance reasonably satisfactory to the Investment Manager), (ii) will not violate applicable economic sanctions or anti-money laundering laws, and (iii) is consistent with REIT qualification requirements.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Liability of Members

Except as otherwise expressly provided in the Delaware LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and a Member is not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member; provided, however, that a Member is required to contribute to the Company any amounts required under the Delaware LLC Act and the LLC Agreement.

Types of Investments We May Make

Our assets may be invested on margin or otherwise, in interests commonly referred to as securities, loans, debt instruments, other financial instruments of US and non-US entities and other assets, including capital stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, notes and debentures (whether subordinated, convertible or otherwise); currencies; commodities; physical and intangible assets; interest rate, currency, commodity, equity and other derivative products, including (i) futures contracts (and options thereon) relating to stock indices, currencies, US Government securities and securities of non-US governments, other financial instruments and all other commodities, (ii) swaps, options, swaptions, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; real estate securities; mortgage-backed obligations, including those issued or collateralized by Federal agencies (including fixed-rate pass-throughs, adjustable rate mortgages, collateralized mortgage obligations, stripped mortgage-backed securities and REMICs); repurchase and reverse repurchase agreements; loans; structured finance instruments; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds, exchange traded funds and similar financial instruments; money market funds; obligations of the United States or any non-US government, or any country, state, governmental agency or political subdivision thereof; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature that exist now or are hereafter created; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.

Term and Dissolution

The Company will be terminated and dissolved upon the happening of any of the following events: (i) we become insolvent or bankrupt; (ii) a determination by the Board to terminate the Company; (iii) the occurrence of any event that would make unlawful the continued existence of the Company; or (iv) the vote by non-affiliated Members holding in the aggregate a majority-in-interest of the NAV of all Units held by non-affiliated Members to dissolve the Company (which vote may be taken at a meeting called at the request of non-affiliated Members holding Units of not less than 10% of the NAV of all Units held by non-affiliated Members). For purposes of calculating the interests required to call a meeting and to dissolve the Company under clause (iv) above, any Units in the Company held by the Investment Manager or its affiliates will be excluded. The Company shall not unreasonably limit or restrict the Members’ right and ability to meet, conduct a dissolution vote, or dissolve the Company, including by the exercise of the Company’s right to require a Member to withdraw. Upon a determination to wind up the Company, repurchase requests and distributions in respect of pending repurchase requests may not be made.

Delegation

The Board may authorize the Investment Manager, any employee of the Investment Manager or its affiliates or other agent of the Board or other agent of the Company to act for and on our behalf in all matters incidental to the Board’s management of the Company. As described herein, pursuant to the Management Agreement between the Company and the Investment Manager, the Board delegates to the Investment Manager all rights, power, authority, discretion, duties and responsibilities in respect of the Company, including without limitation, responsibility for the investment activities of the Company and the day-to-day management and administration of the Company.

Valuation of our Assets

The Board and the Investment Manager rely on the valuations of such assets provided by the Company and each Subsidiary. In determining the value of any asset held by the Company and by a Subsidiary on a given date, the Company and each Subsidiary value its portfolio in accordance with the valuation policies of the Investment Manager. We may delegate the calculation of the value of our and each Subsidiary’s assets to the Administrator.

Determination by Board of Certain Matters

All matters concerning the valuation of securities and other assets and liabilities of the Company, the calculation of the NAV of the Units, including the manner in which taxes are reflected, and accounting procedures not expressly provided for by the terms of the LLC Agreement are determined by the Investment Manager (subject to the oversight of the Board), whose determination will be final and conclusive as to all of the Members. We may, from time to time, also establish or abolish reserves for estimated or accrued expenses and for unknown or contingent liabilities.

Amendments to LLC Agreement

The terms and provisions of the LLC Agreement may be modified or amended at any time and from time to time by the consent of Members entitled to vote on a matter and having in excess of 50% of the Units of the Members that are entitled to vote on such matter, which consent may be written or passive (i.e., Members are deemed to have consented to such modification or amendment if they fail to object to such modification or amendment within a specific period of time set by us, which period of time will be at least thirty (30) days from the date such Members are notified of such modification or amendment), and the affirmative vote of the Board, insofar as is consistent with the laws governing the LLC Agreement, except that:

•	without the consent of the Members, we may amend the LLC Agreement to:

•	reflect a change in the name of the Company;

•	make any change that is necessary or, in the opinion of the Board, advisable to qualify the Company as a REIT under the Code;

•	make any change that does not adversely affect the Members in any material respect;

•

make any change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in the LLC Agreement that would be inconsistent with any other provision in the LLC Agreement, or to make any other provision with respect to matters or questions arising under the LLC Agreement that will not be inconsistent with the provisions of the LLC Agreement, in each case so long as such change does not adversely affect the Members in any material respect;

•

correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not increase the authority of the Board in any material respect or adversely affect the Members in any material respect;

•

make any change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any Federal, state or non-US governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Members;

•	prevent the Company from in any manner being deemed an “investment company” subject to the provisions of the Company Act; or

•	make any other amendments similar to the foregoing; and

•	each Member must approve of any amendment that would:

•	reduce its Units or limit its right of distributions; or

•	amend the provisions of the LLC Agreement relating to amendments.

Exculpation

The LLC Agreement provides that none of the Board, the Investment Manager or any of their respective affiliates, members, partners, officers, employees and legal representatives (e.g., executors, guardians and trustees) of any of them, including persons formerly serving in such capacities, each of whom we refer to as an Indemnified Party, are liable to any Member or the Company for any costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines or settlements (collectively, “Indemnified Losses”) arising out of, related to or in connection with any act or omission of such Indemnified Party taken, or omitted to be taken, in connection with the Company or the LLC Agreement, except for any Indemnified Losses arising out of, related to or in connection with any act or omission that is found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed to be primarily attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. In addition, no Indemnified Party is liable to any Member or the Company for any Indemnified Losses arising out of, related to or in connection with any act or omission taken, or omitted to be taken, by any broker or agent of the Company if such broker or agent was selected, engaged or retained by such Indemnified Party directly or on behalf of the Company in accordance with the standard of care set forth above. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants in respect of affairs of the Company and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such persons; provided, that such persons will have been selected in accordance with the standard of care set forth above.

Indemnification

The LLC Agreement provides that to the fullest extent permitted by law, we will indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission arising out of, related to or in connection with the

Company or the LLC Agreement, or any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative, which includes formal and informal inquiries and “sweep” examinations in connection with the Company’s investment activity), actual or threatened, in which an Indemnified Party may be involved, as a party or otherwise, arising out of, related to or in connection with such Indemnified Party’s service to or on behalf of, or management of the affairs or assets of, the Company, or which relate to the Company (“Proceedings”) except for any Indemnified Losses that are found by a court of competent jurisdiction upon entry of a final judgment rendered and unappealable or not timely appealed to be primarily attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. We will also indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of any broker or agent of the Company; provided, that such broker or agent was selected, engaged or retained by such Indemnified Party directly or on behalf of the Company in accordance with the standard of care set forth above. The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, will not, of itself, create a presumption that such Indemnified Party’s acts, omissions or alleged acts or omissions were primarily attributable to the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party. Expenses (including legal and other professional fees and disbursements) incurred in any Proceeding may, with the consent of the Company, be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it will ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company as authorized hereunder.

If for any reason (other than the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Party, as set forth above) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then we will contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Losses in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Indemnified Party on the other hand or, if such allocation is not permitted by applicable law or regulation, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

The rights accruing to any Indemnified Party under the indemnification provisions will not exclude any other right to which such Indemnified Party may be lawfully entitled and will survive the termination of such Indemnified Party in any capacity relating to the Company.

Notwithstanding any of the foregoing to the contrary, the provisions of the LLC Agreement will not be construed so as to provide for the exculpation or indemnification of any Indemnified Party for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but will be construed so as to effectuate such provisions to the fullest extent permitted by law.

Transfer Agent

The transfer agent for the Company is AllianceBernstein Investor Services, Inc., a subsidiary of the Investment Manager.